Exhibit 5.2

July 9, 2024

Holdco Nuvo Group D.G Ltd.

94 Yigal Alon St.

Tel Aviv, Israel 67989155

Re:	Holdco Nuvo Group D.G Ltd.

Ladies and Gentlemen:

We have acted as legal counsel for Holdco Nuvo Group D.G Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Company’s registration of pre-funded warrants to purchase up to 13,888,888 ordinary shares, no par value per share, of the Company (“ordinary shares”) (the “Pre-Funded Warrants”), Series A Warrants to purchase up to 13,888,888 ordinary shares (the “Series A Warrants”), and Series B Warrants to purchase up to 13,888,888 ordinary shares (the “Series B Warrants”, and together with the Pre-Funded Warrants and Series A Warrants, the “Warrants”) that may be issued to certain investors (the “Investors”), including pursuant to securities purchase agreements, to be entered into by and between the Company and certain institutional Investors (the “Securities Purchase Agreements”), under the Company’s registration statement on Form F-1 (File No. 333-279737) filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2024 pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”) (as amended, the “Registration Statement”), including the preliminary prospectus therein dated July 9, 2024 (the “Prospectus”), relating to the offer and sale of the Warrants and the offer and sale to the Investors of up to 13,888,888 of the Company’s ordinary shares, no par value.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

(1)	the Registration Statement;

(2)	the Prospectus, in the form transmitted to the Commission for filing on July 9, 2024;

Holdco Nuvo Group D.G Ltd.

July 9, 2024

(3)	the Warrants, forms of which have been filed as exhibits to the Registration Statement filed with the Commission;

(4)	the Securities Purchase Agreement, a form of which has been filed as an exhibit to the Registration Statement filed with the Commission;

(5)	an English translation of the Company’s Amended and Restated Articles of Association, as amended to the date hereof; and

(6)	such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinions set forth below, in each case subject to the assumptions, limitations and qualifications stated herein.

In conducting our investigation, we assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies.

For the purpose of rendering this opinion, we (i) examined copies of such corporate records, organizational documents, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter, (ii) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (iii) made such investigations of law as we have deemed appropriate as a basis for such opinion.

In connection with the issuance of the Warrants, we have assumed further that (i) at the time of execution, countersignature, issuance and delivery of the Warrants, the Warrants will have been duly authorized, executed and delivered by the Company, and (ii) the execution, delivery and performance by the Company of the Warrants will not violate the laws of any jurisdiction (provided that as to the federal laws of the United States and the laws of the State of New York we make no such assumption).

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that assuming (i) the taking of all necessary corporate action by the Company’s board of directors to approve the execution and delivery of the Warrants, (ii) the due execution, countersignature, issuance and delivery of the Warrants, the Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Holdco Nuvo Group D.G Ltd.

July 9, 2024

The opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) the effects of general equitable principles, whether enforcement is considered in a proceeding in equity or law, (iii) an implied covenant of good faith and fair dealing, (iv) the discretion of the court before which any proceeding for enforcement may be brought and (v) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to the public policy.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We do not express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, of which the Prospectus forms a part, and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP